Exhibit 5
                        JAECKLE FLEISCHMANN & MUGEL, LLP

                           A T T O R N E Y S  A T  L A W

     FLEET BANK BUILDING TWELVE FOUNTAIN PLAZA BUFFALO, NEW YORK 14202-2292
                      TEL (716) 856-0600 FAX (716) 856-0432


                            September 30, 1998


      Seneca Foods Corporation
      1162 Pittsford-Victor Road
      Pittsford, New York  14534


       Re: Registration Statement on Form S-3 under the Securities Act of 1933 (the "Registration Statement"); Covering 346,570 shares of Class A Common Stock, with $0.25 par value per share ("Class A Common Stock")

      Ladies and Gentlemen:

                       As your counsel we have examined the Registration Statement dated September 30, 1998 and we are familiar with the documents referred to therein, as well as the Certificate of Incorporation and By-Laws of Seneca Foods Corporation (the "Company"), each as amended to date, such records of proceedings of the Company as we deemed material, and such other proceedings of the Company as we deemed necessary for the purpose of this opinion.

                       We have examined the proceedings heretofore taken and we are informed as to the procedures followed by the Company in connection with the authorization, issuance and sale of the shares of Class A Common Stock. In our opinion the shares of Class A Common Stock issued by the Company are duly authorized for issuance by all necessary corporate action and are legally issued, fully paid and non-assessable.

                       We consent to the incorporation by reference of this opinion letter as an exhibit to the Registration Statement and to its attachment as an exhibit to the Prospectus contained therein.

                                Very truly yours,

                                /s/JAECKLE FLEISCHMANN & MUGEL, LLP




                     Buffalo, New York o Rochester, New York

      504004


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